EXHIBIT 99.1

                     READER'S DIGEST AGREES TO REVISED PLAN
                 TO RECAPITALIZE TO ONE-SHARE ONE-VOTE STRUCTURE

PLEASANTVILLE, N.Y., Oct 16, 2002 /PRNewswire-FirstCall via COMTEX/ -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced that the company, the DeWitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund (the "Funds") have agreed to revise the terms of the previously announced recapitalization transaction that provided for a series of actions that would result in all shares of the company's Class B Voting Common Stock and Class A Nonvoting Common Stock being recapitalized into a single class of voting common stock with one vote per share. The new plan replaces the recapitalization plan that the company and the Funds agreed to in April 2002.

The new recapitalization agreement provides that: (1) each share of Class A stock will be exchanged in a merger with a wholly-owned subsidiary of the company for one share of new Common Stock having one vote per share; (2) immediately prior to the merger, the company will repurchase 4,597,701 shares of the Class B stock held by the Funds for $100 million, at a price of $21.75 per share; and (3) all remaining shares of Class B stock will be exchanged for new Common Stock at a ratio of 1.22 shares of new Common Stock for each share of Class B stock. The revised $21.75 purchase price and 1.22 exchange ratio compare to the previously announced transaction that contemplated a cash purchase price of $27.50 and an exchange ratio of 1.24.

Other principal terms of the recapitalization remain the same:

     o The company's charter will be amended to, among other things, reflect the reclassification of the stock, classify the company's board of directors into three classes and eliminate action by written consent of the stockholders.
     o The company will grant the Funds registration rights with respect to their shares of post-merger new Common Stock. This is intended to provide an orderly mechanism to facilitate the Funds' sale of shares through registered public offerings in order to minimize market disruption.
     o The Funds' representation on the company's Board of Directors will be phased out. The Funds currently have two representatives on the board; one is not standing for reelection at the company's 2002 Annual Meeting of Stockholders in November and, following the recapitalization, the company will have no obligation to nominate a Funds representative to the board when the term of the Funds' other representative expires.

As a result of the recapitalization, the Funds' voting power will be reduced from 50 percent to approximately 13 percent, and, excluding the Funds, the Class A Nonvoting stockholders, who currently have no vote, will have approximately 79% percent of the vote in the aggregate. The Funds currently own approximately
6.2 million shares of Class B stock, or 50.0 percent of the Class B stock, and
10.7 million shares of Class A stock, or 12.1 percent of the Class A stock. The Funds' total equity interest in the company is currently 16.8 percent. After the recapitalization, the Funds will own approximately 12.6 million shares of the new Common Stock, or 12.9 percent of the new Common Stock outstanding.

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The merger and the charter amendments will be submitted to the company's Class B stockholders for approval at a special meeting of stockholders after the Annual Meeting at a date to be announced. The Funds have agreed to vote in favor of the transactions.

As previously disclosed, Reader's Digest, its directors and the Funds are defendants in four actions challenging the recapitalization transaction announced in April. Three of the four actions are purported class actions; the fourth action was brought by an individual stockholder. The parties in the three class actions have entered into memoranda of understanding setting forth agreements in principle with respect to the settlement of those actions. Completion of the revised recapitalization transaction is not contingent upon final court approval of the settlements.

"We believed in April and believe today that recapitalizing the company to create a one-share one-vote structure is in the best interests of the public stockholders and the company," said William J. White, Chairman of the Special Committee of the Board of Directors that represented the company in negotiations with the Funds. "We were disappointed that the transaction announced in April was enjoined on a preliminary basis pending trial. We determined that it was desirable, if possible, to structure a revised transaction that would achieve the objectives of the initial recapitalization proposal while seeking to avoid the potential expense and delay involved in proceeding with a trial on the merits with respect to the initial proposal. This has resulted in an agreement with the Funds on a revised transaction which will achieve our original goals: an appropriate capital and governance structure achieved on terms beneficial for both the Class A and Class B stockholders."

The company's Special Committee retained Evercore Partners and Goldman, Sachs & Co. as financial advisors in connection with the recapitalization. Evercore and Goldman, Sachs provided separate opinions to the Special Committee and the Board of Directors with respect to the fairness of the transactions to the holders of Class A stock (other than the Funds) and Class B stock (other than the Funds), respectively.

The stock repurchase in connection with the recapitalization is expected to be funded through financing arrangements which the company entered into on May 20, 2002. The recapitalization transactions are subject to customary closing conditions.

The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Revenues were $2.4 billion for the fiscal year ended June 30, 2002. Products include Reader's Digest magazine, the most widely read magazine in the world, published in 19 languages, 48 editions and more than 60 countries. Global headquarters are located at Pleasantville, New York. For information, visit http://www.rd.com.

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

SOURCE Reader's Digest Association, Inc.

CONTACT:
Media - William Adler, +1-914-244-7585, william.adler@rd.com,
Investor Relations - Richard Clark, +1-914-244-5425, richard.clark@rd.com, both of Reader's Digest Association, Inc.